Exhibit 2
FOR IMMEDIATE RELEASE
December 20, 2005
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail: Info-ir@nissin-f.co.jp
Announcement of Stock Split
Nissin Co., Ltd. (the “Company”) hereby announces that the Company approved a stock split, as described below, at the Board of Directors meeting held on December 20, 2005.
1.	Purpose of the stock split
The Company believes that this stock split will allow investment in the Company to be more accessible to a broader and more diversified base of investors and will improve trading liquidity.
2.	Outline of the stock split
The 2-for-1 stock split of each common share will be effective Saturday, April 1, 2006.
(1)	Splitting procedure:
The Company’s common shares owned by shareholders whose names are stated or recorded in the fiscal register of shareholders and the register of beneficiary shareholders as of Friday, March 31, 2006 shall be split two for each one share.
(2)	Number of shares to be increased due to the stock split: The last number of shares outstanding as of Friday, March 31, 2006 multiplied by 1.

(3)	Schedule:
	Record date of the stock split:	Friday, March 31, 2006.
	Effective date:	Saturday, April 1, 2006.
	Share distribution date:	Friday, May 19, 2006.

3.	Start date for the computation of dividends:	Saturday, April 1, 2006.
4.	Any other matters required for the stock split shall be determined at subsequent meetings of the Board of Directors.

5.	At today’s Board of Directors meeting, a resolution was adopted to the effect that in association with the aforementioned stock split, the total number of shares authorized to be issued, which is set forth in the Company’s Articles of Incorporation, will be increased by 3,840 million, to 7,680 million shares as of Saturday, April 1, 2006, in accordance with Article 218, Paragraph 2, of the Japanese Commercial Code.

<Reference>
1.	The number of shares to be increased by the stock split is not specified because the number of shares outstanding as of the record date of the stock split may be increased due to conversion of convertible bonds and/or the exercise of stock options in the form of new share subscription rights until the record date of the stock split.
2.	The total number of shares outstanding after the stock split calculated based on the number of shares outstanding as of November 30, 2005 would be as follows:

(1)	Total number of shares outstanding as of November 30, 2005:	1,362,240,856.
(2)	Total number of shares to be increased by the stock split:	1,362,240,856.
(3)	Total number of shares outstanding after the stock split:	2,724,481,712.
3.	There will be no increase capital in connection with this stock split.

Capital as of November 30, 2005:	¥10,035,532,014.
4.	With respect to dividends for the fiscal year ending March 31, 2006, the stock split will have no effect on the dividend policy, since the Company aims at a 30% payout ratio versus consolidated net income, as described in our press release, “Dividend Policy Revision”, dated May 9, 2005.
5.	Along with the stock split, the company will adjust the conversion price for the 3rd unsecured convertible bonds as well as the exercise price for stock options in the form of new share subscription rights on and after April 1, 2006, as described below.

	Conversion (Exercise) Price
Description	After Adjustment	Before Adjustment
3rd unsecured convertible bonds	¥40.90	¥81.80
4th stock options in the form of new share subscription rights (by resolution adopted at the Annual General Meeting of Shareholders held on June 24, 2003)	¥28.00	¥56.00
5th stock options in the form of new share subscription rights (by resolution adopted at the Annual General Meeting of Shareholders held on June 22, 2004)	¥53.00	¥105.00
6th stock options in the form of new share subscription rights (by resolution adopted at the Annual General Meeting of Shareholders held on June 22, 2004)	¥55.00	¥109.00
7th stock options in the form of new share subscription rights (by resolution adopted at the Annual General Meeting of Shareholders held on June 22, 2004)	¥67.00	¥134.00
8th stock options in the form of new share subscription rights (by resolution adopted at the Annual General Meeting of Shareholders held on June 22, 2005)	¥58.00	¥116.00